As filed with the Securities and Exchange Commission on February 28, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Deutsche Bank Aktiengesellschaft

(Exact name of Registrant as specified in its charter)

Germany	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Taunusanlage 12

60325 Frankfurt am Main

Germany

011-49-69-910-00

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Deutsche Bank Equity Plan

Deutsche Bank Key Retention Plan

Deutsche Bank Restricted Share Plan

Deutsche Bank Global Share Purchase Plan

(Full Title of the Plans)

DB USA Corporation

60 Wall Street

New York, New York 10005

Attention: Office of the Secretary

(212) 250-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Legal Department	Legal Department
Deutsche Bank Aktiengesellschaft	Deutsche Bank Aktiengesellschaft
60 Wall Street	Taunusanlage 12
New York, NY 10005	60325 Frankfurt am Main
(212) 250-2500	Germany
011-49-69-910-00

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED(1)	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(2)	AMOUNT OF REGISTRATION FEE
Ordinary Shares, no par value, issuable under the Deutsche Bank Equity Plan	40,000,000	$16.39	$655,600,000	$81,622.20
Ordinary Shares, no par value, issuable under the Deutsche Bank Key Retention Plan	15,000,000	$16.39	$245,850,000	$30,608.33
Ordinary Shares, no par value, issuable under the Deutsche Bank Restricted Share Plan	10,000,000	$16.39	$163,900,000	$20,405.55
Ordinary Shares, no par value, issuable under the Deutsche Bank Global Share Purchase Plan	1,000,000	$16.39	$16,390,000	$2,040.56
Total	66,000,000	$16.39	$1,081,740,000	$134,676.64

(1)	Together with an indeterminate number of ordinary shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Deutsche Bank Equity Plan, Deutsche Bank Key Retention Plan, Deutsche Bank Restricted Share Plan and Deutsche Bank Global Share Purchase Plan (together, the “Plans”) as a result of stock splits, stock dividends or similar adjustments of the outstanding ordinary shares of Deutsche Bank Aktiengesellschaft (the “Registrant”).
(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to ordinary shares issuable pursuant to awards not yet determined under the Plans and based upon the average of the high and low prices of the ordinary shares of the Registrant as reported on the New York Stock Exchange on February 23, 2018.

EXPLANATORY NOTE

The purpose of this Registration Statement on Form S-8 is to register securities to be issued under the plans referred to on the cover hereof (the “Plans”). Pursuant to the Plans, certain employees of the Registrant and its subsidiaries are granted the right to receive ordinary shares, no par value, of the Registrant, subject to the satisfaction of applicable vesting conditions, and, in the case of the Global Share Purchase Plan, are offered such shares for purchase.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The reports listed below, or excerpts thereof as indicated, have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant and are incorporated herein by reference to the extent not superseded by reports or other information subsequently filed or furnished. All of the Registrant’s reports filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports. In addition, any Report on Form 6-K of the Registrant hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement if and to the extent that such document provides that it shall be incorporated by reference into registration statements filed by the Registrant under the Securities Act.

(a) The Annual Report on Form 20-F of Deutsche Bank Aktiengesellschaft for the year ended December 31, 2016, filed on March 20, 2017, including the description of the Registrant’s share capital contained in “Item 10: Additional Information — Memorandum and Articles of Association” in the Annual Report and “Note [35] — Common Shares” to the Registrant’s consolidated financial statements included therein.

(b) The Current Reports on Form 6-K of Deutsche Bank Aktiengesellschaft dated April 18, 2017, April 27, 2017, July 6, 2017, July 27, 2017, October 26, 2017, November 3, 2017, November 28, 2017, December 1, 2017 (containing the Registrant’s Articles of Association as Exhibit 3.2), January 5, 2018 and February 5, 2018.

Any statement contained herein, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Except as provided in the last sentence of the first paragraph of the section of this Registration Statement entitled “Item 3. Incorporation of Documents by Reference” and in (b) above, nothing in this Registration Statement shall be deemed to incorporate any information provided in documents that is furnished (rather than filed) or is otherwise not deemed to be filed under applicable Commission rules.

Item 4. Description of Securities

Not applicable

Item 5. Interests of Named Experts and Counsel

Not applicable

Item 6. Indemnification of Directors and Officers

Under German law, a corporation may indemnify its officers, and, under certain circumstances, German labor law requires a stock corporation to do so. However, a corporation may not, as a general matter, indemnify members of the management board or the supervisory board. A German stock corporation may, however, purchase directors’ and officers’ liability insurance. The insurance may be subject to any mandatory restrictions imposed by German law, including a deductible. In addition, German law permits a corporation to indemnify a member of the management board or the supervisory board for attorneys’ fees incurred if such member is the successful party in a suit in a country, like the United States, where winning parties are required to bear their own costs, if German law would have required the losing party to pay the member’s attorneys’ fees had the suit been brought in Germany and for attorneys’ fees incurred in connection with other proceedings.

Members of the Registrant’s supervisory board and management board and officers of the Registrant are covered by customary liability insurance, including insurance against liabilities under the Securities Act.

Item 7. Exemption From Registration Claimed

Not applicable

Item 8. Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

4.1	English translation of Articles of Association of the Registrant

4.2	Deutsche Bank Equity Plan — Plan Rules Effective from February 1, 2014

4.3	Deutsche Bank Equity Plan — Plan Rules Effective from February 1, 2015

4.4	Deutsche Bank Equity Plan — Plan Rules Effective from March 1, 2016

4.5	Deutsche Bank Equity Plan — Plan Rules Effective from March 1, 2017

4.6	Deutsche Bank Equity Plan — Plan Rules Effective from January 1, 2018

4.7	Deutsche Bank Key Retention Plan — Equity Plan Rules Effective December 13, 2016

4.8	Deutsche Bank Restricted Share Plan — Plan Rules Effective from March 1, 2018

4.9	Deutsche Bank Global Share Purchase Plan — Plan Rules Effective from November 1, 2016

4.10	Deutsche Bank Global Share Purchase Plan — Plan Rules Effective from November 1, 2017

23.1	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature pages)

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	English translation of Articles of Association of the Registrant	Incorporated by reference to Exhibit 3.2 to the Registrant’s Report on Form 6-K (Registration No. 001-15242) filed by the Registrant with the Commission on December 1, 2017

4.2	Deutsche Bank Equity Plan — Plan Rules Effective from February 1, 2014	Incorporated by reference to Exhibit 4.5 to the Registrant’s 2013 Annual Report on Form 20-F (Registration No. 001-15242) filed by the Registrant with the Commission on March 20, 2014

4.3	Deutsche Bank Equity Plan — Plan Rules Effective from February 1, 2015	Incorporated by reference to Exhibit 4.5 to the Registrant’s 2014 Annual Report on Form 20-F (Registration No. 001-15242) filed by the Registrant with the Commission on March 20, 2015

4.4	Deutsche Bank Equity Plan — Plan Rules Effective from March 1, 2016	Incorporated by reference to Exhibit 4.6 to the Registrant’s 2015 Annual Report on Form 20-F (Registration No. 001-15242) filed by the Registrant with the Commission on March 11, 2016

4.5	Deutsche Bank Equity Plan — Plan Rules Effective from March 1, 2017	Incorporated by reference to Exhibit 4.6 to the Registrant’s 2016 Annual Report on Form 20-F (Registration No. 001-15242) filed by the Registrant with the Commission on March 20, 2017

4.6	Deutsche Bank Equity Plan — Plan Rules Effective from January 1, 2018	Filed herewith

4.7	Deutsche Bank Key Retention Plan — Equity Plan Rules Effective December 13, 2016	Incorporated by reference to Exhibit 4.7 to the Registrant’s 2016 Annual Report on Form 20-F (Registration No. 001-15242) filed by the Registrant with the Commission on March 20, 2017

4.8	Deutsche Bank Restricted Share Plan — Plan Rules Effective from March 1, 2018	Filed herewith

4.9	Deutsche Bank Global Share Purchase Plan — Plan Rules Effective from November 1, 2016	Filed herewith

4.10	Deutsche Bank Global Share Purchase Plan — Plan Rules Effective from November 1, 2017	Filed herewith

23.1	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft, Independent Registered Public Accounting Firm	Filed herewith

24.1	Power of Attorney	Included on Signature Pages

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Frankfurt am Main, Germany, as of this 28th day of February 2018.

DEUTSCHE BANK AKTIENGESELLSCHAFT

By:	/s/ JOHN CRYAN
	Name:	John Cryan
	Title:	Chief Executive Officer and Chairman of the Management Board

By:	/s/ JAMES VON MOLTKE
	Name:	James von Moltke
	Title:	Chief Financial Officer and Member of the Management Board

The Registrant and each person whose signature appears below constitutes and appoints each of Jonathan Blake, Joseph C. Kopec, Mathias Otto, Thomas Michel, Sean Rahavy and Marco Zimmermann, any two such individuals acting together, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her, or its name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, any two acting together, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, any two acting together, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of this 28th day of February 2018.

Signature	Title

/s/ JOHN CRYAN	Chief Executive Officer (Principal Executive Officer) and Chairman of the Management Board
John Cryan

/s/ JAMES VON MOLTKE	Chief Financial Officer (Principal Financial Officer) and Member of the Management Board
James von Moltke

/s/ MARCUS SCHENCK	Member of the Management Board
Marcus Schenck

/s/ CHRISTIAN SEWING	Member of the Management Board
Christian Sewing

/s/ KIM HAMMONDS	Member of the Management Board
Kim Hammonds

/s/ STUART LEWIS	Member of the Management Board
Stuart Lewis

/s/ SYLVIE MATHERAT	Member of the Management Board
Sylvie Matherat

/s/ NICOLAS MOREAU	Member of the Management Board
Nicolas Moreau

/s/ GARTH RITCHIE	Member of the Management Board
Garth Ritchie

/s/ KARL VON ROHR	Member of the Management Board
Karl von Rohr

/s/ WERNER STEINMÜLLER	Member of the Management Board
Werner Steinmüller

/s/ FRANK STRAUß	Member of the Management Board
Frank Strauß

/s/ STEVE MORRIS	Head of Group Finance (Controller)
Steve Morris

s/ THOMAS PATRICK	Authorized Representative in the United States
Thomas Patrick